To the Board of Directors

Kysor Industrial Corporation:





Re:	Kysor Industrial Corporation Registration Statement Nos.
2-67607, 2-86346, 2-99855, 33-18438, 33-30463, 33-27360, 33-59420, 33-59412
and 33-71758 on Form S-8





We are aware that our report dated April 15, 1994 on our review of interim financial information of Kysor Industrial Corporation and Subsidiaries for the periods ended March 31, 1994 and 1993 and included in the Company's quarterly report on Form 10-Q for the quarters then ended are incorporated by reference in these registration statements. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.


Coopers and Lybrand


May 12, 1994